[THIS ENGLISH TRANSLATION IS PROVIDED FOR CONVENIENCE PURPOSES ONLY. IN THE EVENT OF CONFLICT BETWEEN THE ENGLISH AND SPANISH VERSIONS OF THIS DISCLOSURE STATEMENT, THE SPANISH VERSION WILL PREVAIL.]

Attachment A

This reorganization involves the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document has been prepared in accordance with foreign accounting standards and may not be comparable to the financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

NOTICE TO SHAREHOLDERS

With regard to our notice to shareholders (the “Notice”) published on the website of the Bolsa Mexicana de Valores, S.A.B. de C.V. on December 29, 2010, Grupo Carso, S.A.B. de C.V. informs that, pursuant to official communications dated January 3, 2011, the Comisión Nacional Bancaria y de Valores authorized the registration of the shares of capital stock of Inmuebles Carso, S.A.B. de C.V. (“Inmuebles Carso”, with ticker symbol “INCARSO”) and Minera Frisco, S.A.B. de C.V. (“Minera Frisco”, with ticker symbol “MFRISCO”) with the Registro Nacional de Valores. In connection with the foregoing, the distribution and delivery of the shares of capital stock of Inmuebles Carso and Minera Frisco shall be made on January 6, 2011, through S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V., pursuant to the terms provided in the Notice and in accordance with the applicable statutory and administrative provisions.